Exhibit 21.1

            Subsidiaries of Gateway 2000, Inc.


Name                                       Jurisdiction of
                                           Incorporation

Advanced Logic Research, Inc.              Delaware
Cowabunga Enterprises, Inc.                Delaware
Gateway 2000 Asia, Inc                     Delaware
Gateway 2000 Aviation, Inc.                Delaware
Gateway 2000 Business Direct, Inc.         Delaware
Gateway 2000 Country Stores, Inc.          Delaware
Gateway 2000 Direct Sales, Inc.            Delaware
Gateway Enterprise Products, Inc.          Delaware
Gateway 2000 Foundation                    South Dakota
Gateway 2000 Major Accounts, Inc.          Delaware
Gateway 2000 Marketing Services, Inc.      Delaware
Gateway 2000 Technical Support, Inc.       Delaware
Over the Moon Productions, Inc.            Texas
Gateway 2000 (M) Sdn. Bhd                  Malaysia
Gateway 2000 Asia Pte. Ltd.                Singapore
Gateway 2000 Computers Gmbh                Germany
Gateway 2000 Computers Limited             United Kingdom
Gateway 2000 Europe                        Ireland
Gateway 2000 France SARL                   France
Gateway 2000 International Limited         Ireland
(Netherlands Resident)
Gateway 2000 Ireland Limited               Ireland
Gateway 2000 Netherlands BV                The Netherlands
Gateway 2000 Pty. Ltd.                     Australia
Gateway 2000 Sweden AB                     Sweden
Gateway 2000 Wholesale Pty. Ltd.           Australia
Nihon Gateway Nisen Kabushiki Kaisha       Japan
(Gateway Japan)
Advanced Logic Research International,     Virgin Islands
Inc.
Advanced Logic Research, Inc. (U.K.)       United Kingdom
Limited
Advanced Logic Research (Deutschland)      Germany
Gmbh
Advanced Logic Research International      Singapore
(Pte) Ltd.